As filed with the Securities and Exchange Commission on September 21, 2005.

Registration No. 333-128028

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ituran Location and Control Ltd.

(Exact name of Registrant as specified in its charter)

State of Israel	5065	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No. )

	3 Hashikma Street
	Azour 58001, Israel
	(011) 972-3-557-1333

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Ituran U.S.A. Inc.
3330 N.W. 53rd Street, Suite 302 Fort Lauderdale, Florida 33355
(954) 484-3806

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Yoram L. Cohen, Adv.	Paul I. Rachlin, Esq.	Joshua G. Kiernan, Esq.	Ehud Sol, Adv.
Zvi Fisher, Adv.	Yuval Tal, Esq.	White & Case LLP	Chaim Friedland, Adv.
Yoram L. Cohen, Ashlagi, Fisher	Proskauer Rose LLP	1155 Avenue of the Americas	Herzog, Fox & Neeman
Gibor Sport Building	1585 Broadway	New York, New York 10036	4 Weizman Street
7 Begin Street, 25 Floor	New York, New York 10036	Telephone: (212) 819-8200	Tel Aviv 64239, Israel
Ramat Gan 52521, Israel	Telephone: (212) 969-3000	Fax: (212) 354-8113	Telephone: (972-3) 692-2020
Telephone: (972-3) 611-0611	Fax: (212) 969-2900		Fax: (972-3) 696-6464
Fax: (972-3) 611-0600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest or interest investment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment is to file exhibits to the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. The Prospectus and Financial Statement Schedules are unchanged and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Ituran in connection with the sale of our ordinary shares in this offering. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

Amount to be Paid

SEC registration fee	$10,152
NASD filing fee	9,125
NASDAQ National Market listing fee	100,000
Printing and engraving expenses	250,000
Legal fees	750,000
Accounting fees	250,000
Transfer agent and registrar fees	3,500
Miscellaneous	627,223
Total	$2,000,000

Item 6.    Indemnification of Directors and Officers.

Section 258 of the Israeli Companies Law, 5759 – 1999 (the "Israeli Companies Law"), prohibits a company from exculpating an officer or director from liability for the breach of his duty of loyalty. The company may exculpate an officer or director from liability for the breach of his duty of care, may insure his liability for a breach of the duty of loyalty and the duty of care, or indemnify him for such breach, but only in accordance with the following sections:

Section 259 of the Israeli Companies Law permits a company to provide in its articles of association that an officer or a director of the company may be exculpated, to the extent provided in the articles of association, from liability for the breach of his duty of care, except for a breach of the duty of care in case of a prohibited dividend distribution and other prohibited distributions.

Section 260(a) of the Israeli Companies Law permits a company to provide in its articles of association that the company may indemnify an officer or a director in such capacity, for the following liabilities or expenses:

monetary liability incurred pursuant to a judgment, including a settlement or arbitration decision approved by a court, in an action brought by a third party;

reasonable legal expenses, including attorney fees, incurred pursuant to an investigation or a procedure commenced against the director or the officer by a competent authority, and that was terminated without any indictment being filed and without any monetary liability to the office holder in exchange for a criminal procedure, or that was terminated without any indictment being filed but with a monetary liability in exchange for a criminal procedure in an offence that does not require to proof criminal intent (mens rea).

reasonable legal expenses, including attorney fees, incurred in an action brought against the director or officer by or on behalf of the company or others; and

reasonable legal expenses, including attorney fees, incurred in defending criminal charges of which the director or officer was acquitted, or as a result of a criminal charge that does not require proving criminal intent of which the director or officer was convicted.

Section 260(b) of the Israeli Companies Law specifies that a company may indemnify a director or officer in advance in respect of certain liabilities either in advance of an event or following an event provided that a provision authorizing such indemnification is inserted in its articles of association. Our articles of association contain such a provision. An undertaking by a company to indemnify a director or officer in advance for civil actions by third parties must be limited to foreseeable liabilities in light of the actual activities of the company when it provided the undertaking and reasonable amounts or criteria determined by the board of directors.

Section 261 of the Israeli Companies Law permits a company to provide in its articles of association that the company may insure a director or an officer with regard to acts performed by him or her in their capacity as a director or an officer. This insurance may cover:

liability for breach of the duty of care;

liability for breach of the duty of loyalty, provided that the officer or director acted in good faith and had a reasonable basis to believe that the act would not prejudice the company; or

monetary liabilities imposed for the benefit of a third party.

All of these provisions are specifically limited in their scope by the Israeli Companies Law, which provides that a company may not indemnify an officer or director nor enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of any of the following:

a breach by the officer or director of the duty of loyalty, unless the officer or director acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

an intentional or reckless breach by the officer or director of the duty of care, except for a breach that was made due to negligence;

any act of omission done with the intent to derive an illegal personal benefit; or

any fine levied against the director or officer.

Our articles of association provide that, subject to the provisions of applicable law, we may procure insurance for or indemnify any person who is not an officer, including any of our employees, agents, consultants or contractors. In addition, we may procure insurance for or indemnify any officer to the fullest extent permitted under law for any liability resulting from a breach of a duty, provided he or she acted in good faith and within the scope of his or her duties. We may grant an undertaking in advance to indemnify an officer or director, provided that such undertaking is limited to types of events that our Board of Directors deems likely to occur and is limited to an amount determined by our Board of Directors to be reasonable under the circumstances.

We have acquired directors' and officers' liability insurance covering our officers and directors and the officers and directors of our subsidiaries against certain claims. Immediately prior to the completion of this offering we will enter into indemnification agreements with each of our directors and officers and the directors and officers of our subsidiaries, providing them with indemnification for liabilities or expenses incurred as a result of acts done by them in their capacity as directors and officers of our company.

Item 7.    Recent Sales of Unregistered Securities.

During the past three years, we issued securities without registration under the Securities Act of 1933 as follows:

In 2002, we issued an aggregate of 1,702,557 of our ordinary shares upon the exercise of convertible notes held by Leonardo L.P.

During 2003, we issued 457,095 ordinary shares to three of the officers of our subsidiary, Telematics Wireless, in exchange for their holdings in Telematics Wireless, pursuant to a certain agreement dated December 30, 2002.

During the years 2003, 2004 and 2005 we issued 257,460, 53,859 and 206,853 ordinary shares, respectively, upon exercise of options by our employees.

We believe that the securities issued in the transactions described above were exempt from registration under the Securities Act in reliance upon Section 4(2) or Regulation S of the Securities Act.

Item 8.    Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement.*
3.1	Articles of Association of Registrant.
3.2	Form of Memorandum of Association of Registrant (English translation).*
4.1	Specimen of Certificate of ordinary shares.*
5.1	Legal Opinion of Yoram L. Cohen, Ashlagi, Fisher.*
10.1	Shareholders Agreement, dated May 18, 1998, by and between Moked Ituran Ltd., Moked Services, Information, Management, Investments, Yehuda Kahane Ltd., P.K. Generators and Equipment Ltd., Gideon Ezra, Ltd., Efraim Sheratzky, and Yigal Shani (English translation).*
10.2	Form of Amendment to Shareholders Agreement dated May 18, 1998, by and between Moked Ituran Ltd., Moked Services, Information, Management and Investments, Yehuda Kahane Ltd., P.K. Generators and Equipment Ltd., Gideon Ezra, Ltd., Efraim Sheratzky and/or T.S.D. Holdings Ltd., and Yigal Shani and/or G.N.S. Holdings Ltd. (English translation).*
10.3	Radio Location System License Agreement, dated December 16, 1993, by and between Pactel Teletrac and Tadiran Ltd.*
10.4	Assignment, Assumption, Consent and Amendment Agreement, dated April 30, 1996, by and between Teletrac, Inc, Airtouch Services, Tadiran Ltd. and the Registrant.*
10.5	Amendment Agreement (to Assignment, Assumption, Consent and Amendment Agreement dated April 30, 1996), dated March 1, 1999, by and between Teletrac, Inc. and the Registrant.*
10.6	Radio Location System License Agreement, dated July 13, 2004, by and between Teletrac, Inc., and Telematics Wireless Ltd.*
10.7	Radio Location System License Agreement, dated July 13, 1999, made by and among Teletrac, Inc., Teletrac License, Inc. and Ituran U.S.A. Inc.*
10.8	Amendment No. 1 to Radio Location System License Agreement, dated May 8, 2000, made by and among Teletrac, Inc., Teletrac License, Inc. and Ituran U.S.A. Inc.*
10.9	Integrated Base Station Unit Development Agreement, dated December 13, 1996, by and between Teletrac, Inc., Tadiran Telematics Ltd.*
10.10	License and Ownership Agreement, dated as of September 29, 1999, by and between Tadiran Telematics Ltd. and Teletrac, Inc.*
10.11	Radio Location System License Agreement, dated March 1, 1999, by and between Teletrac, Inc. and Beheermaatschappij de Rooij B.V.*
10.12	Radio Location System License Agreement, dated December 21, 1999, by and between Teletrac, Inc. and Greenport Enterprises A.V.V., and assignment thereof to Ituran NY Corporation dated January 1, 2002.*
10.13	License and Supply Agreement for Radio Location System, dated August 31, 2004, by and between Vision Plant Inc. and Telematics Wireless Ltd. and ancillary Representation Agreement, dated June 2004.†*
10.14	Amendment No. 1 to the License and Supply Agreement for Radio Location System between Korean Location Information and Communications Company Ltd. and Telematics Wireless Ltd., dated June 15, 2005.†*

Exhibit Number	Description of Exhibit
10.15	Agreement for the Supply of Ituran Ltd. Radio Location System in greater China, dated August 29, 2004, by and between Golden Net Communication Technology Ltd., Digitrack (China) Group Co. Ltd. and Telematics Wireless Ltd., and ancillary Cooperation and Annex I-2-Beijing Ituran System Deployment in Beijing Statement of Work, Prices, and Terms of Payment, dated March 23, 2005.†*
10.16	Cooperation Agreement, dated December 3, 2000, made by and between Arad Technologies Ltd. and Tadiran Telematics Ltd. (English translation).†*
10.17	RMR Production Agreement, dated June 14, 2001, by and between Arad Technologies Ltd. and Tadiran Telematics Ltd.†*
10.18	Appendix to the Cooperation Agreement and RMR Production Agreement, dated December 11, 2002, by and between Arad Technologies Ltd. and Telematics Wireless Ltd. (English translation).†*
10.19	Second Appendix to the Cooperation Agreement and RMR Production Agreement, dated December 28, 2003, by and between Arad Technologies Ltd. and Telematics Wireless Ltd. (English translation).†*
10.20	Third Appendix to the Cooperation Agreement and RMR Production Agreement, dated December 28, 2004, made by and between Arad Technologies Ltd. and Telematics Wireless Ltd. (English translation).†*
10.21	CIH-Transponders Supply Agreement, dated December 3, 2000, by and between Derech Eretz Highways (1997) Ltd. and Tadiran Telematics Ltd.*
10.22	Agreement with an Independent Contractor, dated February 1, 2003, by and between the Registrant, Izzy Sheratzky, and A. Sheratzky Holdings Ltd. (English translation).*
10.23	Agreement with an Independent Contractor, dated September 5, 2002, by and between the Registrant, Eyal Sheratzky, and A. Sheratzky Holdings Ltd., addendum thereof, dated October 28, 2002, and resolution of the Registrant's shareholders dated February 24, 2004 (English translation).*
10.24	Agreement with an Independent Contractor, dated September 5, 2002, by and between the Registrant, Nir Sheratzky, and A. Sheratzky Holdings Ltd., addendum thereof, dated October 28, 2002 ,and resolution of the Registrant's shareholders dated February 24, 2004 (English translation).*
10.25	Individual Employment Agreement, dated August 1, 1995, by and between Moked Ituran Partnership (1995) and Jacob Suet (English translation).*
10.26	Individual Employment Agreement, dated August 20, 1995, by and between Moked Ituran Partnership (1995) and Harel Broida (English translation).*
10.27	Individual Employment Agreement, dated July 15, 1998, by and between Moked Ituran Partnership (1995) and Shlomo Kaminsky (English translation).*
10.28	Consulting Services Agreement, dated March 23, 1998, by and between the Registrant and Yehuda Kahane Ltd., including addendum thereof, as of May 25, 2003 (English translation).*
10.29	Agreement, dated December 30, 2002, by and between the Registrant, Eddy Kafry, Avri Franko, Roman Sternberg and Telematics Wireless Ltd. (English translation).*
10.30	Unprotected Lease Agreement, dated February 7, 2002, by and between Mofari Ltd. and the Registrant and addendum thereof, dated February 19, 2002 (English translation).*

Exhibit Number	Description of Exhibit
10.31	Lease Agreement, dated September 13, 1998, by and between Tadiran, Ltd. and Tadiran Telematics, Ltd., and addendum thereof, dated May 29, 2002 (English translation).*
10.32	Lease Agreement, dated May 29, 2002, by and between Rinat Yogev Nadlan and Ituran Cellular Communication Ltd. (English translation).*
10.33	Deed of undertaking and indemnification, dated November 12, 2000, executed by the Registrant to the benefit of Bank Hapoalim, B.M. on behalf of Ituran Localizacao e Controle (English translation).*
10.34	Indenture, dated August 6, 2001, by the Registrant for the benefit of Bank Hapoalim, B.M. (English translation).*
10.35	Indenture, dated January 29, 2002, by the Registrant for the benefit of Bank Hapoalim, B.M. (floating lien) (English translation).*
10.36	Indenture, dated January 29, 2002, by the Registrant for the benefit of Bank Hapoalim, B.M. (English translation).*
10.37	Deed of undertaking for repayment of loan, dated May 20, 2004, made by the Registrant in favor of Bank Hapoalim, B.M. (English translation).*
10.38	Lease Agreement, dated March 16, 2000, by and between Teleran Localizacao e Controle Ltda. and T4U Holding B.V., and addendum thereof, dated May 31, 2000.*
10.39	Lease Agreement, dated November 23, 2001, by and between Ituran de Argentina S.A. and El Sr. Mario Galuppo (English translation).*
10.40	Lease Agreement, dated September 7, 2001, by and between Ituran de Argentina S.A. and El Sr. Gustavo Eduardo Bazan (English translation).*
10.41	Form of Directors' Letter of Indemnity (English translation).
21.1	Subsidiaries of the Registrant.*
23.1	Consent of Fahn Kanne & Co., member firm of Grant Thornton International.*
23.2	Consent of Ziv Haft, a network member of BDO International.*
23.3	Consent of Yoram L. Cohen, Ashlagi, Fisher (contained in Exhibit 5.1 to this registration statement).
24	Power of Attorney.*

*

Previously filed.

†

Confidential treatment has been granted for the redacted portions of this agreement. A complete copy of this agreement, including the omitted portions have been separately filed with the Securities and Exchange Commission.

Item 9.    Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly authorized this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Azour, Israel, on the 21st day of September, 2005.

ITURAN LOCATION AND CONTROL LTD.
By: /s/ Eyal Sheratzky Name: Eyal Sheratzky Title: Co-Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement has been signed by the following persons in their respective capacities and on the respective dates set forth opposite their names.

Signature	Capacity	Date

*	Chairman of the Board of Directors and Director	September 21, 2005

Izzy Sheratzky

/s/ Eyal Sheratzky	Co-Chief Executive Officer and Director	September 21, 2005

Eyal Sheratzky

*	Co-Chief Executive Officer and Director	September 21, 2005

Nir Sheratzky

*	Executive Vice President, Finance; Chief Financial Officer	September 21, 2005

Eli Kamer

*	Vice President, Finance and Controller (Principal Accounting Officer)	September 21, 2005

Udi Mizrahi

*	Director	September 21, 2005

Yehuda Kahane

*	Director	September 21, 2005

Ron Benjamin

*	Director	September 21, 2005

Avner Kurz

*	Director	September 21, 2005

Amos Kurz

*	Director	September 21, 2005

Yigal Shani

*	Director	September 21, 2005

Gil Sheratzky

*	Director	September 21, 2005

Yoav Kahane

*	Director	September 21, 2005

Orna Ophir

Signature	Capacity	Date

*	Director	September 21, 2005

Israel Baron

United States Representative:

ITURAN U.S.A. INC.

By:                     *
Name: Ron Shamai
Title: Chief Executive Officer

*By:     /s/ Eyal Sheratzky
  Name: Eyal Sheratzky
  Attorney-in-fact

Exhibit Index

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement.*
3.1	Articles of Association of Registrant.
3.2	Form of Memorandum of Association of Registrant (English translation).*
4.1	Specimen of Certificate of ordinary shares.*
5.1	Legal Opinion of Yoram L. Cohen, Ashlagi, Fisher.*
10.1	Shareholders Agreement, dated May 18, 1998, by and between Moked Ituran Ltd., Moked Services, Information, Management, Investments, Yehuda Kahane Ltd., P.K. Generators and Equipment Ltd., Gideon Ezra, Ltd., Efraim Sheratzky, and Yigal Shani (English translation).*
10.2	Form of Amendment to Shareholders Agreement dated May 18, 1998, by and between Moked Ituran Ltd., Moked Services, Information, Management and Investments, Yehuda Kahane Ltd., P.K. Generators and Equipment Ltd., Gideon Ezra, Ltd., Efraim Sheratzky and/or T.S.D. Holdings Ltd., and Yigal Shani and/or G.N.S. Holdings Ltd. (English translation).*
10.3	Radio Location System License Agreement, dated December 16, 1993, by and between Pactel Teletrac and Tadiran Ltd.*
10.4	Assignment, Assumption, Consent and Amendment Agreement, dated April 30, 1996, by and between Teletrac, Inc, Airtouch Services, Tadiran Ltd. and the Registrant.*
10.5	Amendment Agreement (to Assignment, Assumption, Consent and Amendment Agreement dated April 30, 1996), dated March 1, 1999, by and between Teletrac, Inc. and the Registrant.*
10.6	Radio Location System License Agreement, dated July 13, 2004, by and between Teletrac, Inc., and Telematics Wireless Ltd.*
10.7	Radio Location System License Agreement, dated July 13, 1999, made by and among Teletrac, Inc., Teletrac License, Inc. and Ituran U.S.A. Inc.*
10.8	Amendment No. 1 to Radio Location System License Agreement, dated May 8, 2000, made by and among Teletrac, Inc., Teletrac License, Inc. and Ituran U.S.A. Inc.*
10.9	Integrated Base Station Unit Development Agreement, dated December 13, 1996, by and between Teletrac, Inc., Tadiran Telematics Ltd.*
10.10	License and Ownership Agreement, dated as of September 29, 1999, by and between Tadiran Telematics Ltd. and Teletrac, Inc.*
10.11	Radio Location System License Agreement, dated March 1, 1999, by and between Teletrac, Inc. and Beheermaatschappij de Rooij B.V.*
10.12	Radio Location System License Agreement, dated December 21, 1999, by and between Teletrac, Inc. and Greenport Enterprises A.V.V., and assignment thereof to Ituran NY Corporation dated January 1, 2002.*
10.13	License and Supply Agreement for Radio Location System, dated August 31, 2004, by and between Vision Plant Inc. and Telematics Wireless Ltd. and ancillary Representation Agreement, dated June 2004.†*
10.14	Amendment No. 1 to the License and Supply Agreement for Radio Location System between Korean Location Information and Communications Company Ltd. and Telematics Wireless Ltd., dated June 15, 2005.†*

Exhibit Index

Exhibit Number	Description of Exhibit
10.15	Agreement for the Supply of Ituran Ltd. Radio Location System in greater China, dated August 29, 2004, by and between Golden Net Communication Technology Ltd., Digitrack (China) Group Co. Ltd. and Telematics Wireless Ltd., and ancillary Cooperation and Annex I-2-Beijing Ituran System Deployment in Beijing Statement of Work, Prices, and Terms of Payment, dated March 23, 2005.†*
10.16	Cooperation Agreement, dated December 3, 2000, made by and between Arad Technologies Ltd. and Tadiran Telematics Ltd. (English translation).†*
10.17	RMR Production Agreement, dated June 14, 2001, by and between Arad Technologies Ltd. and Tadiran Telematics Ltd.†*
10.18	Appendix to the Cooperation Agreement and RMR Production Agreement, dated December 11, 2002, by and between Arad Technologies Ltd. and Telematics Wireless Ltd. (English translation).†*
10.19	Second Appendix to the Cooperation Agreement and RMR Production Agreement, dated December 28, 2003, by and between Arad Technologies Ltd. and Telematics Wireless Ltd. (English translation).†*
10.20	Third Appendix to the Cooperation Agreement and RMR Production Agreement, dated December 28, 2004, made by and between Arad Technologies Ltd. and Telematics Wireless Ltd. (English translation).†*
10.21	CIH-Transponders Supply Agreement, dated December 3, 2000, by and between Derech Eretz Highways (1997) Ltd. and Tadiran Telematics Ltd.*
10.22	Agreement with an Independent Contractor, dated February 1, 2003, by and between the Registrant, Izzy Sheratzky, and A. Sheratzky Holdings Ltd. (English translation).*
10.23	Agreement with an Independent Contractor, dated September 5, 2002, by and between the Registrant, Eyal Sheratzky, and A. Sheratzky Holdings Ltd., addendum thereof, dated October 28, 2002, and resolution of the Registrant's shareholders dated February 24, 2004 (English translation).*
10.24	Agreement with an Independent Contractor, dated September 5, 2002, by and between the Registrant, Nir Sheratzky, and A. Sheratzky Holdings Ltd., addendum thereof, dated October 28, 2002 ,and resolution of the Registrant's shareholders dated February 24, 2004 (English translation).*
10.25	Individual Employment Agreement, dated August 1, 1995, by and between Moked Ituran Partnership (1995) and Jacob Suet (English translation).*
10.26	Individual Employment Agreement, dated August 20, 1995, by and between Moked Ituran Partnership (1995) and Harel Broida (English translation).*
10.27	Individual Employment Agreement, dated July 15, 1998, by and between Moked Ituran Partnership (1995) and Shlomo Kaminsky (English translation).*
10.28	Consulting Services Agreement, dated March 23, 1998, by and between the Registrant and Yehuda Kahane Ltd., including addendum thereof, as of May 25, 2003 (English translation).*
10.29	Agreement, dated December 30, 2002, by and between the Registrant, Eddy Kafry, Avri Franko, Roman Sternberg and Telematics Wireless Ltd. (English translation).*
10.30	Unprotected Lease Agreement, dated February 7, 2002, by and between Mofari Ltd. and the Registrant and addendum thereof, dated February 19, 2002 (English translation).*

Exhibit Index

Exhibit Number	Description of Exhibit
10.31	Lease Agreement, dated September 13, 1998, by and between Tadiran, Ltd. and Tadiran Telematics, Ltd., and addendum thereof, dated May 29, 2002 (English translation).*
10.32	Lease Agreement, dated May 29, 2002, by and between Rinat Yogev Nadlan and Ituran Cellular Communication Ltd. (English translation).*
10.33	Deed of undertaking and indemnification, dated November 12, 2000, executed by the Registrant to the benefit of Bank Hapoalim, B.M. on behalf of Ituran Localizacao e Controle (English translation).*
10.34	Indenture, dated August 6, 2001, by the Registrant for the benefit of Bank Hapoalim, B.M. (English translation).*
10.35	Indenture, dated January 29, 2002, by the Registrant for the benefit of Bank Hapoalim, B.M. (floating lien) (English translation).*
10.36	Indenture, dated January 29, 2002, by the Registrant for the benefit of Bank Hapoalim, B.M. (English translation).*
10.37	Deed of undertaking for repayment of loan, dated May 20, 2004, made by the Registrant in favor of Bank Hapoalim, B.M. (English translation).*
10.38	Lease Agreement, dated March 16, 2000, by and between Teleran Localizacao e Controle Ltda. and T4U Holding B.V., and addendum thereof, dated May 31, 2000.*
10.39	Lease Agreement, dated November 23, 2001, by and between Ituran de Argentina S.A. and El Sr. Mario Galuppo (English translation).*
10.40	Lease Agreement, dated September 7, 2001, by and between Ituran de Argentina S.A. and El Sr. Gustavo Eduardo Bazan (English translation).*
10.41	Form of Directors' Letter of Indemnity (English translation).
21.1	Subsidiaries of the Registrant.*
23.1	Consent of Fahn Kanne & Co., member firm of Grant Thornton International.*
23.2	Consent of Ziv Haft, a network member of BDO International.*
23.3	Consent of Yoram L. Cohen, Ashlagi, Fisher (contained in Exhibit 5.1 to this registration statement).
24	Power of Attorney.*

*

Previously filed.

†

Confidential treatment has been granted for the redacted portions of this agreement. A complete copy of this agreement, including the omitted portions have been separately filed with the Securities and Exchange Commission.